EXHIBIT 99.1

Consolidated Communications Secures Commitments for Acquisition Debt Financing

MATTOON, Ill., Dec. 21, 2016 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq:CNSL) ("Company") announced today that it secured a new incremental term loan facility for its pending acquisition of FairPoint Communications, Inc. (Nasdaq:FRP), an all-stock merger valued at approximately $1.5 billion, including debt, which was announced on Dec. 5, 2016.

The Company previously secured underwritten debt financing for the pending acquisition, that in addition to cash on hand and other sources of liquidity, would be used to repay and redeem certain FairPoint debt and pay fees and expenses associated with both the pending acquisition and related financing.  The new incremental term loan facility provides that the Company may incur in a single draw an aggregate principal amount of up to $935 million that would be drawn at closing of the pending acquisition.  The terms, conditions and covenants of the new incremental term loan facility are materially consistent with the Company’s existing term loan facility and will be treated as a fungible tack on to the existing facility at closing.  The new facility has an interest rate of LIBOR plus 3.00 percent and the greater of (i) a 1.00 percent LIBOR floor and (ii) the three-month adjusted LIBOR rate.

The Company expects to close on the FairPoint acquisition by mid-2017, after obtaining the required regulatory approvals and the approval of both Consolidated Communications’ and FairPoint’s shareholders.  Ticking fees will start accruing to lenders providing the incremental term loan commitments on Jan. 15, 2017 equal to the interest rate of the incremental term loan facility.  The incremental term loan facility is secured on a pari-passu basis with the existing credit facilities under the Company’s credit agreement.

”Given current capital market conditions as well as the strong receptiveness to the FairPoint acquisition, we were opportunistic on addressing this financing as soon as possible after announcing the acquisition,” said Steve Childers, chief financial officer of Consolidated Communications.  "We are extremely pleased with the outcome and we have significantly de-risked our capital structure by going to market now.  We greatly appreciate the support of our underwriters and our bank group."

Morgan Stanley Senior Funding, Inc. was the left lead arranger and bookrunner. TD Securities (USA) LLC, MUFG and Mizuho Bank LTD were joint lead arrangers and joint bookrunners.

About Consolidated Communications
Consolidated Communications Holdings, Inc. (Nasdaq:CNSL) is a leading broadband and business communications provider throughout its 11-state service area.  Consolidated Communications leverages its advanced fiber optic network and multiple data centers to offer a wide range of communications solutions, including data, voice, video, managed services, cloud computing and wireless backhaul.  Headquartered in Mattoon, IL, Consolidated Communications has been providing services in many of its markets for more than a century. www.consolidated.com.

Safe Harbor
The Securities and Exchange Commission (“SEC”) encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions.  Certain statements in this communication are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  These forward-looking statements reflect, among other things, current expectations, plans, strategies, and anticipated financial results of Consolidated Communications Holdings, Inc. (the “Company”) and FairPoint Communications, Inc. (“FairPoint”), both separately and as a combined entity.  There are a number of risks, uncertainties, and conditions that may cause the actual results of the Company and FairPoint, both separately and as a combined entity, to differ materially from those expressed or implied by these forward-looking statements.  These risks and uncertainties include the timing and ability to complete the proposed acquisition of FairPoint by the Company, the expected benefits of the integration of the two companies and successful integration of FairPoint’s operations with those of the Company and realization of the synergies from the integration, as well as a number of factors related to the respective businesses of the Company and FairPoint, including economic and financial market conditions generally and economic conditions in the Company’s and FairPoint’s service areas; various risks to stockholders of not receiving dividends and risks to the Company’s ability to pursue growth opportunities if the Company continues to pay dividends according to the current dividend policy; various risks to the price and volatility of the Company’s common stock; changes in the valuation of pension plan assets; the substantial amount of debt and the Company’s ability to repay or refinance it or incur additional debt in the future; the Company’s need for a significant amount of cash to service and repay the debt and to pay dividends on its common stock; restrictions contained in the Company’s debt agreements that limit the discretion of management in operating the business; legal or regulatory proceedings or other matters that impact the timing or ability to complete the acquisition as contemplated, regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with the Company’s possible pursuit of acquisitions; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of the Company’s and FairPoint’s network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; liability and compliance costs regarding environmental regulations; the possibility of disruption from the integration of the two companies making it more difficult to maintain business and operational relationships; the possibility that the acquisition is not consummated, including, but not limited to, due to the failure to satisfy the closing conditions; the possibility that the merger or the acquisition may be more expensive to complete than anticipated, including as a result of unexpected factors or events; and diversion of management’s attention from ongoing business operations and opportunities.  A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements are discussed in more detail in the Company’s and FairPoint’s respective filings with the SEC, including the Annual Report on Form 10-K of the Company for the year ended December 31, 2015, which was filed with the SEC on February 29, 2016, under the heading “Item 1A—Risk Factors,” and the Annual Report on Form 10-K of FairPoint for the year ended December 31, 2015, which was filed with the SEC on March 2, 2016, under the heading “Item 1A—Risk Factors,” and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by each of the Company and FairPoint. Many of these circumstances are beyond the ability of the Company and FairPoint to control or predict.  Moreover, forward-looking statements necessarily involve assumptions on the part of the Company and FairPoint.  These forward-looking statements generally are identified by the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “plan,” “should,” “may,” “will,” “would,” “will be,” “will continue” or similar expressions.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company and FairPoint, and their respective subsidiaries, both separately and as a combined entity to be different from those expressed or implied in the forward-looking statements.  All forward-looking statements attributable to us or persons acting on the respective behalf of the Company or FairPoint are expressly qualified in their entirety by the cautionary statements that appear throughout this communication.  Furthermore, forward-looking statements speak only as of the date they are made.  Except as required under the federal securities laws or the rules and regulations of the SEC, each of the Company and FairPoint disclaim any intention or obligation to update or revise publicly any forward-looking statements.  You should not place undue reliance on forward-looking statements.

Important Merger Information and Additional Information
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.  In connection with the proposed transaction, the Company and FairPoint will file relevant materials with the SEC.  The Company will file a Registration Statement on Form S-4 that includes a joint proxy statement of the Company and FairPoint and which also constitutes a prospectus of the Company.  The Company and FairPoint will mail the final joint proxy statement/prospectus to their respective stockholders.  Investors are urged to read the joint proxy statement/prospectus regarding the proposed transaction when it becomes available, because it will contain important information.  The joint proxy statement/prospectus and other relevant documents that have been or will be filed by the Company and FairPoint with the SEC are or will be available free of charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made to Consolidated Communications Holdings, Inc., 121 South 17th Street, Mattoon, IL 61938, Attention: Investor Relations or to FairPoint Communications, Inc., 521 East Morehead Street, Suite 500, Charlotte, North Carolina 28202, Attention: Secretary.

The Company, FairPoint and certain of their respective directors, executive officers and other members of management and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction.  Information about the directors and executive officers of the Company is set forth in its definitive proxy statement, which was filed with the SEC on March 28, 2016. Information about the directors and executive officers of FairPoint is set forth in its definitive proxy statement, which was filed with the SEC on March 25, 2016.  These documents can be obtained free of charge from the sources listed above. Investors may obtain additional information regarding the interests of such participants by reading the joint proxy statement/prospectus the Company and FairPoint will file with the SEC when it becomes available.

Contacts:
Jennifer Spaude, Consolidated Communications
jennifer.spaude@consolidated.com
507-386-3765